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                                  Diamond Hill
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                                  Investments


FOR IMMEDIATE RELEASE:
				Investor Contact:
				James F. Laird-Chief Financial Officer
				614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS RESULTS FOR FIRST QUARTER 2007

	Columbus, Ohio - May 9, 2007 - Diamond Hill Investment Group,
Inc.  (NASDAQ:DHIL) today reported unaudited results for the quarter ended
March 31, 2007. Assets under management increased by 91% to $4.17 billion compared to $2.18 billion at the end of the first quarter of 2006 while revenue of $9.4 million for the quarter increased by 68% compared to 2006. Revenue in 2006 included $1.6 million in performance incentive fees compared to $4 thousand in incentive fees earned in the first quarter of 2007. Excluding incentive fees, which are volatile from period to period, revenue increased by 136%. Net income for the quarter was $1.99 million or $0.91 per diluted share compared to net income of $1.25 million or $0.58 per diluted share in 2006.

Ric Dillon, president and chief investment officer stated, "Our primary business objective is to produce excellent long-term investment returns for our clients. Over the past year the investment returns in our equity strategies were below benchmarks, while our strategic income strategy was above its benchmark. However, we remain focused on long-term results and are pleased that all strategies with at least four years of investment results have outperformed their benchmarks since inception." Jim Laird, chief financial officer, stated, "New client investments in the first quarter of 2007 were $472 million which was down 19% from the first quarter of 2006. We have expanded our efforts to grow our business specifically by increasing resources to market into the wirehouse and regional broker dealer markets and our ongoing efforts to market our private funds to institutional clients in the U.S. and abroad."

					     Three months ended March 31,
					2007		2006		Change
Revenue					$9,354,743	$5,580,116	  68%
Performance incentive fees		     4,297	 1,613,227	(100%)
    Net operating income		$3,087,066	$1,494,255	 107%
    Net operating margin		    33%		    27%
Investment return		           (30,460) 	   425,118	(107%)
    Pre-tax income 		  	 3,056,606	 1,919,373	  59%
Net income 				$1,994,413	$1,252,612	  59%
Earnings per share - diluted		   $0.91	   $0.58	  57%
    Assets under management		$4.17 billion	$2.18 billion	  91%

Income taxes - In the first quarter of 2007 non-qualified stock options and warrants were exercised which will result in a $20.9 million tax deduction but, in accordance with generally accepted accounting principles (GAAP), no compensation expense. Further, under GAAP, the company accrued a $1.062 million tax expense in the quarter despite the fact that the company will not pay income tax related to first quarter income as a result of the aforementioned tax deduction. Similarly in future periods the company will not pay income tax until cumulative pre-tax income exceeds the $20.9 million tax deduction described above.

About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build capital. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com

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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363